Santaro Interactive Entertainment Company 8-K

Exhibit 10.1

CONTRIBUTION TO CAPITAL AGREEMENT

This Contribution to Capital Agreement,  (the "Agreement") effective as of April 29, 2011 (the “Effective Date”) is entered into by and between Mr. Zhilian Chen, and Cixi Yide Auto Co., Ltd. (Collectively the “Creditor”); and Santaro Interactive Entertainment Company, a Nevada corporation (the “Company”) (the Company and Creditor each a “Party” and collectively the “Parties”).

WHEREAS; through its subsidiaries, the Company exercises control over Beijing Sntaro Technology Co., Ltd (“Santaro”)  Mr. Zhilian Chen being the major shareholder of Beijing Sntaro Technology Co., Ltd; and

WHEREAS; Mr. Zhilian Chen is the controlling party of Cixi Yide Auto Co., LTD; and

WHEREAS; the Creditor made certain loans to Santaro, from Santaro’s inception date through October 18, 2010, in the total principal amount of U.S. $4,460,365.85 (the “Debt”); and

WHEREAS; the Company and the Creditor desire to transfer all of the Creditor’s right  to collect the Debt back to Santaro, as a contribution of the Creditor to the capital of Santaro;

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the sum and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Contribution to Santaro Capital. As a contribution to the capital of Santaro, the Creditor hereby surrenders all rights to collect or otherwise enforce repayment of the Debt, including any interest due thereupon (whether or not such indebtedness is evidenced by a writing).

2. Exclusions. The Parties hereby acknowledge that the Creditor has loaned to Santaro additional funds subsequent to October 18, 2011 (“the “Loans”), and any such Loans remain as a liability of Santaro.

3. Repayment.  No repayment shall be due on any Loans until such time as Santaro is profitable.

4. Acknowledgement.  The Parties hereby acknowledge there are no remaining rights or obligations relating to the U.S. $4,460,365.85 loaned by the Creditor to the Santaro from Santaro’s inception through October 18, 2011.

5. Letter of Commitment.  This Agreement shall comply in all material terms with the Letter of Commitment, attached to this Agreement as Exhibit A, executed by Mr. Zhilian Chen on April 15, 2011.

6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

7. Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9. Complete Agreement; Counterparts. This Agreement, together with Exhibit A to this Agreement, constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. A facsimile or electronic copy of this Agreement shall be considered an original.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

Santaro Interactive Entertainment Company

By:	/s/ Li MingYang
Name:	Li MingYang
Title:	CEO

Mr. Zhilian Chen, Personally and on behalf of Cixi Yide Auto Co., Ltd.

By:	/s/Zhilian Chen
Name:	Zhilian Chen
Title:	President